Exhibit 99.1

Press Release

The Crypto Company Initiates Multi-Asset Crypto Treasury with Bitcoin, Ethereum, XRP and Avalanche

 Malibu, CA – August 21, 2025 (ACCESS Newswire) – The Crypto Company (OTCID: CRCW), among the first publicly traded companies back in 2017 to embrace cryptocurrency strategies, today announced the initial closing of its Digital Asset Treasury (“Treasury”) with four Top 20 crypto tokens by market cap: BTC, ETH, XRP and AVAX. This launch marks a new phase in The Crypto Company’s (TCC) multi-token strategy and continues its long-standing commitment to innovation at the intersection of crypto and the public markets.

Dating back to 2017, TCC has been integrating digital assets into the public company framework. The Crypto Company was one of the earliest to pioneer a corporate crypto treasury and to accept cryptocurrency as investment directly into a U.S. public company back in 2017.

While many treasury strategies in the market are narrowly focused on the “blue chips” of Bitcoin (BTC), Ethereum (ETH) and XRP, The Crypto Company’s Treasury goes further by focusing on emerging digital assets with strategic value.

“This is why we included Avalanche (AVAX), a next-generation crypto uniquely positioned for enterprise, decentralized finance (“DeFi”) and real-world asset tokenization,” said Rafe Furst, Chief Strategy Officer of TCC.

Ron Levy, CEO of TCC, added, “From the beginning, our mission has been to help shape the way crypto assets are integrated into the corporate and investment landscape. Closing this first phase of our Treasury is not about the size today, it’s about the strategy. We believe a diversified, utility-driven treasury, positions us for the next wave of blockchain adoption.”

As part of its ongoing commitment to security and strategic crypto management, TCC recently partnered with Anchorage Digital Bank, the first federally chartered U.S. digital asset bank, to implement its next-generation treasury strategy. This partnership highlights the Company’s focus on the secure custody of digital assets and its role in bridging traditional finance and crypto.

For more information, please visit https://www.thecryptocompany.com/

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About The Crypto Company

The Crypto Company (TCC) brings together sophisticated operating entities, Web3 assets, education and training under one roof. TCC was one of the first public companies (2017) to implement a crypto treasury strategy. As a leader in Web3 solutions, TCC creates synergies between traditional finance and the decentralized economy.

Media Contact:

Stephanie McGuirk

Stephanie@interdependence.com

845-269-8868